UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 21, 2015

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

38 Hans Crescent, London, England
SW1X 0LZ
(Address of Principal Executive Office)

+44.20.7190.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Overview

As more fully described in Liberty Global plc's (Liberty Global) Current Report on Form 8-K/A filed February 10, 2015 (the February 10, 2015 8-K/A), on February 4, 2015, Ziggo Secured Finance B.V. (“Ziggo Secured Finance”) issued €800.0 million ($925.5 million at the January 21, 2015 exchange rate) aggregate principal amount of its 3.750% senior secured notes due 2025 (the “Ziggo Senior Secured Notes”). Ziggo Secured Finance is incorporated under the laws of the Netherlands as a special purpose financing company for the primary purpose of (i) facilitating the offering of the Ziggo Senior Secured Notes and (ii) the SPV Credit Facility Rollover (as defined below), and is owned 100% by Ziggo Secured Finance B.V., a private limited company incorporated under the laws of the Netherlands. Ziggo Secured Finance will be consolidated by Ziggo Group Holding B.V. (“Ziggo Group Holding”), an indirect wholly-owned subsidiary of Liberty Global. The Ziggo Senior Secured Notes were issued as part of an internal reorganization of Liberty Global’s broadband and wireless communications businesses in the Netherlands (the “Reorganization Transactions”) whereby UPC Nederland B.V. and Ziggo Holding B.V. and/or their successor companies and their subsidiaries will become subsidiaries of UPC Nederland Holding I B.V. (“UPC Netherlands Bondco”), which is a direct wholly-owned subsidiary of Ziggo Group Holding. Currently UPC Nederland B.V. is an indirect wholly-owned subsidiary of UPC Holding B.V. (“UPC Holding”), and the proceeds of the Ziggo Senior Secured Notes will, assuming the completion of the Reorganization Transactions, ultimately be used in part to repay certain indebtedness of UPC Holding.

Furthermore, as part of the Reorganization Transactions, on February 13, 2015, UPC Broadband Holding B.V., a direct wholly-owned subsidiary of UPC Holding, entered into an additional term loan facility (the “New UPC Facility AJ”) under its existing credit facility agreement (the “UPC Broadband Credit Agreement”) in an aggregate amount of €689.2 million ($786.2 million at the February 13, 2015 exchange rate) . The terms of the New UPC Facility AJ provide for the rollover of the additional term loans into a new senior secured credit facility agreement expected to be entered into by Ziggo Secured Finance, as further described below.

Liberty Global currently expects to complete the Reorganization Transactions during the first quarter of 2015; however no assurance can be given that the Reorganization Transactions will be completed as described herein or at all.

The summary, terms, conditions and provisions of the issuance of the Ziggo Senior Secured Notes, and the intended use of the proceeds therefrom, and the contemplated Reorganization Transactions are qualified in their entirety by the disclosure included in the February 10, 2015 8-K/A and the indenture related to the issuance of the Ziggo Senior Secured Notes, a copy of which is filed as Exhibit 4.1 to the February 10, 2015 8-K/A. The summary, terms, conditions and provisions of the New UPC Facility AJ, the New Ziggo Group Senior Secured Credit Facility (as defined below) and the SPV Credit Facility Rollover (as defined below) are qualified in their entirety by the disclosure below and the additional accession agreement related to the New UPC Facility AJ, a copy of which is filed with this report as Exhibit 4.1 and is incorporated herein by reference.

New UPC Facility, SPV Credit Facility Rollover and the New Ziggo Group Senior Secured Credit Facility

As described above, the New UPC Facility AJ was entered into on February 13, 2015 in accordance with the terms of the UPC Broadband Credit Agreement. Pursuant to the terms of the New UPC Facility AJ, the lenders under the New UPC Facility AJ will, among other things, agree to provide new term loans to Ziggo Secured Finance under a new senior secured facility (the “New Ziggo Group Senior Secured Credit Facility”) on a cashless basis by rolling their term loans under the New UPC Facility AJ into new term loans (the “SPV Term Loans”) under the New Ziggo Group Senior Secured Credit Facility borrowed by Ziggo Secured Finance (the “SPV Credit Facility Rollover”). As a result of the SPV Credit Facility Rollover, one or more receivables will be created owing from UPC Nederland to Ziggo Secured Finance (the “Rollover Receivables”). The Rollover Receivables will be funded on a cashless basis as one or more facilities (the “Rollover Loans”) subject to the terms of a proceeds loan facility agreement. Following the funding of the Rollover Loans, UPC Netherlands Holdco III will assume the obligations of UPC Nederland as borrower under the Rollover Loans. The final terms and structure of the New Ziggo Group Senior Secured Credit Facility have not yet been agreed. The New Ziggo Group Senior Secured Credit Facility, if any, will rank equally with the Ziggo Senior Secured Notes, including with respect to the proceeds of enforcement of the Notes Collateral. No assurance can be given that the New Ziggo Group Senior Secured Credit Facility will be entered into, or if it is entered into, what the final terms will be, including the amount raised thereunder.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Name

4.1
Additional Facility AJ Accession Agreement, dated February 13, 2015, among UPC Financing Partnership as Borrower, The Bank of Nova Scotia as Facility Agent and Security Agent and Liberty Global Services B.V. as Additional Facility AJ Lender, under the UPC Broadband Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: February 27, 2015

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